Exhibit 10.2
LOAN ORIGINATION AGREEMENT
     THIS LOAN ORIGINATION AGREEMENT (this “Agreement”) is entered into as of the 6th day of September, 2011 (the “Effective Date”), by and between CM REIT, Inc., a Maryland corporation (“CMR”), Ignite Funding, LLC, a Delaware limited liability company (“Ignite”), and for the purposes of Paragraphs I and J of Article I hereof, 2020 Capital Advisors, LLC, a Delaware limited liability company (“Parent”).
RECITALS:
     WHEREAS, Ignite is regularly and actively engaged in the business of arranging for the financing and servicing non-agency mortgage loans and mortgage loans for the acquisition of, development of, and construction on real estate (collectively, “Mortgage Loans”);
     WHEREAS, CMR is a real estate investment trust that originates and invests in, among other things, Mortgage Loans; and
     WHEREAS, Ignite and CMR desire to enter into this Agreement to set forth certain rights and obligations between the parties regarding the origination and servicing of Mortgage Loans by Ignite and the funding of Mortgage Loans by CMR.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:
ARTICLE I. FUNDING PROCESS.
     A. Ignite shall continue to originate Mortgage Loans in accordance with its historical practices. Ignite shall send a weekly report (a “Mortgage Loan Report”) to CMR presenting in reasonable detail Mortgage Loans identified by Ignite and that Ignite believes satisfy the investment criteria of CMR and are appropriate for investment by CMR (each, a “Potential Qualifying Loan”). CMR shall then have a period of two (2) business days from the date of such notice (an “Initial Election Period”) to elect to fund all or a portion of those Potential Qualifying Loans by delivering written notice to Ignite (each, a “Preliminary Funding Notice”). Each Preliminary Funding Notice shall constitute an offer by CMR to fund all or the specified portion of each Potential Qualifying Loan listed in such Preliminary Funding Notice upon the terms and conditions set forth in the Mortgage Loan Report as modified by any requested changes set forth in such Preliminary Funding Notice, with such changes thereto as CMR shall deem appropriate for its funding thereof. If CMR fails to deliver a Preliminary Funding Notice to Ignite prior to the expiration of the Initial Election Period, or if the Preliminary Funding Notices delivered by CMR does not include all of the Potential Qualifying Loans listed on the Mortgage Loan Report, then Ignite may arrange for the funding of all or any such portion, as the case may be, of the remaining Potential Qualifying Loans set forth in the applicable Mortgage Loan Report that were not selected by CMR through one or more other investment programs sponsored by Parent (each, a “Competitive Program”) or third parties.
     B. No later than two (2) business days after its receipt of a Preliminary Funding Notice (an “Election Period”), Ignite may elect to accept any changes set forth in the applicable
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Preliminary Funding Notice that CMR requests be made to the terms of any Potential Qualifying Loan listed in such Preliminary Funding Notice. If Ignite rejects any of the modified terms requested by CMR, it may withdraw from the Preliminary Funding Notices each Potential Qualifying Loan with respect to which modified terms were requested and shall permit CMR to fund all or the specified portion of any remaining Potential Qualifying Loans listed on the Preliminary Funding Notices. If Ignite agrees to all modified terms requested by CMR in a Preliminary Funding Notice, then Ignite shall permit CMR to fund all or the specified portion of the Potential Qualifying Loan listed in the Preliminary Funding Notice upon the modified terms requested by CMR.
     C. Ignite may freely arrange for the funding of any Potential Qualifying Loan that was set forth in a Mortgage Loan Report or portion thereof that CMR did not elect to fund or as to which any modified terms set forth in the Preliminary Funding Notice were not accepted by Ignite.
     D. For any and all Mortgage Loans that CMR should choose to fund, as soon as available following the delivery of a Preliminary Funding Notice, Ignite shall deliver to CMR the due diligence materials, reports and documents described in Attachment “B” hereto (the “Specified Materials”) relating to the Mortgage Loan to be funded, participated in or purchased by CMR then in the possession of Ignite. Upon receipt of all Specified Materials, CMR shall have three (3) business days to review and approve or object in writing to the Specified Materials received. In addition, Ignite shall provide CMR with any additional documents and other information that CMR may reasonably request with respect to any Mortgage Loan to be funded by CMR hereunder. It shall be a condition to the obligation of CMR to fund any Mortgage Loan at a Closing (hereinafter defined) that Ignite shall have timely provided to CMR all of the Specified Materials (and any other documents and other information reasonably requested by CMR). In the event that with respect to any Mortgage Loan, (i) CMR does not approve the Specified Materials initially delivered to CMR, or (ii) the Specified Materials received by CMR thereafter do not support or conform to the representations and description of the Mortgage Loan provided by Ignite to CMR in the Mortgage Loan Report, including, without limitation, the borrower, loan amount, collateral type, ownership, appraised value, lien priority and environmental condition, CMR shall have no obligation to fund such Mortgage Loan at a Closing.
     E. Each closing of a funding of a Mortgage Loan by CMR hereunder (each, a “Closing”) shall take place at the principal offices of CMR, at the address specified in Article XII hereof, on the business day specified as the closing date for the applicable Mortgage Loan in the applicable Mortgage Loan Report. At each Closing, Ignite shall arrange for the execution and delivery to CMR of a standard set of investment documents, in form and substance reasonably acceptable to CMR (and shall provide CMR with customary representations and warranties as well as adequate assurances that such Mortgage Loans are valid and enforceable obligations of the respective borrowers and that no default, event of default, or similar event has occurred of which Ignite could reasonably be expected to be aware with respect to such Mortgage Loans). At each Closing, unless otherwise agreed upon by the parties, CMR shall fund all or the specified portion of each Mortgage Loan in the applicable amount payable in immediately available funds.
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     F. CMR may, at its election, request periodic accounting and other financial records from Ignite that demonstrate its compliance with this Agreement. Any proprietary information and associated products, copyrights, trademarks and logos developed by parties to this Agreement shall remain the property of the party which developed them.
     G. Each party hereto shall, in a professional manner, take all steps reasonably necessary to perform its duties hereunder.
     H. In addition to the other matters set forth in this Article I, the parties agree to the covenants and other matters set forth in Attachment “A” hereto, which are incorporated by reference as if fully set forth herein.
     I. As promptly as possible but in any event within thirty (30) days (or such later date as the parties may agree) after (i) any person or entity engaged in the business of originating or brokering commercial loans becomes an Affiliate (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) of Parent and/or Ignite, or (ii) any Affiliate of Parent and/or Ignite becomes engaged in the business of originating or brokering commercial loans, Parent shall provide CMR with written notice thereof setting forth information in reasonable detail describing the business of such person or entity and shall, if requested by CMR, within thirty (30) days after the date of such notice, cause each such person or entity to deliver to CMR a joinder agreement in form and substance reasonably acceptable to CMR pursuant to which such person or entity becomes a party to and agrees to be bound by the terms and provisions of this Agreement.
     J. Subject to the rotation process described in this Paragraph J, each investment opportunity in a Potential Qualifying Loan will be offered by Ignite to CMR, to the extent that CMR then has available capital in an amount sufficient to allow CMR to participate in such investment opportunity. Ignite may also offer certain Mortgage Loans it has identified as satisfying the investment criteria of a Competitive Program and appropriate for investment by such Competitive Program to such Competitive Program to the extent that such Competitive Program then has sufficient funds to allow the Competitive Program to participate in such Mortgage Loans. However, if the Parent’s investment committee determines that any Potential Qualifying Loan satisfies the investment criteria of CMR and one or more Competitive Programs and CMR and each such Competitive Program then has sufficient capital to invest in such Potential Qualifying Loan, then each such Potential Qualifying Loan, shall be subject to a rotation process that gives CMR and all applicable Competitive Programs sequential opportunities to be presented and acquire Potential Qualifying Loans. This rotation process shall continue such that CMR or a Competitive Program shall in turn be offered each Potential Qualifying Loan investment opportunity. The foregoing rotation process shall apply regardless of the number of applicable Competitive Programs, such that each has a fair and equitable opportunity, in an orderly and consistent rotation, to evaluate an applicable Potential Qualifying Loan. The foregoing notwithstanding, if the party next-in-line declines a Potential Qualifying Loan, then such Potential Qualifying Loan shall be presented to the next-in-line after the declining party, provided, that the failure by CMR or any Competitive Program to accept a Potential Qualifying Loan shall not affect its right to be offered any future Potential Qualifying Loan in accordance with the rotation process described in this Paragraph J (it being understood that CMR or a Competitive Program that declines to accept a Potential Qualifying Loan goes to
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the end of the rotation line behind all other applicable rotating parties). Parent’s investment committee shall allocate Mortgage Loan investment opportunities among CMR and all other Competitive Programs first, in accordance with the investment criteria that is best satisfied by the Mortgage Loan and second, pursuant to the foregoing rotation policy. To the extent that any investment opportunity does not satisfy CMR’s investment criteria, such investment opportunity shall not be subject to the rotation process described in this Paragraph J and Ignite may present such Mortgage Loan investment opportunity to any other Competitive Programs without presenting it to CMR.
ARTICLE II. CONTINUING OBLIGATIONS OF IGNITE.
     Ignite agrees to comply with all applicable regulations and statutes affecting licensing status, and/or the origination and processing of Mortgage Loans. Ignite further agrees to properly supervise any agents or employees of Ignite which directly or indirectly handle any phase of origination or processing of its Mortgage Loans. Ignite shall immediately notify CMR of any claims, administrative proceedings or actions by a government or private entity, which could affect Ignite’s status as a licensed entity. Ignite shall notify CMR in writing of any changes in its ownership structure or its address for notice within thirty (30) business days of such change. Furthermore, Ignite does hereby represent and warrant that it is solvent and has adequate financial capitalization to properly engage in the business of originating and processing Mortgage Loans. Ignite shall immediately notify CMR should Ignite become insolvent, incur claims or obligations which could make it insolvent, or experience a material change in its financial condition that could impair its ability to perform under this Agreement.
ARTICLE III. IGNITE WARRANTIES.
     Ignite hereby represents and warrants to CMR:
(a)	No Untrue Statements: None of the statements or information contained in any Mortgage Loan package, to the best of Ignite’s knowledge after a reasonable investigation with due diligence, will contain any untrue or erroneous statement, and Ignite shall not omit any facts material to any Mortgage Loan package.

(b)	Duly Licensed and Authorized: Ignite is duly licensed under the laws of the state of operation and possesses all necessary licenses, permits and authority to engage in the activities contemplated by this Agreement. CMR may require Ignite to provide copies of such licenses or permits upon renewal. If Ignite originates any loans outside the state where it is physically located, Ignite warrants that it has obtained the required state agency approvals, territorial authority, and/or license to originate such loans, and will provide such upon request.

(c)	Regulatory Compliance: Ignite will comply with all applicable federal, state and local laws and regulations with respect to its business activities and all loans, including all anti-predatory lending laws. Specifically, in connection therewith, Ignite has given all applicable required local, state, federal and/or agency disclosures to borrowers with respect to any loan.
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(d)	No Other Fees: Except as otherwise disclosed to CMR in writing, prior to the funding of any transaction by CMR, Ignite shall not receive any direct or indirect payment or consideration from any third-party with respect to the transaction, including, but in no way limited to, payments involving escrow, appraisal or sale.

(e)	No Pending Suits: Unless otherwise disclosed to CMR in writing, there is not pending or threatened any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation (including any allegation of fraud) against Ignite or its current or former owners, agents, or employees that could have a material adverse effect on Ignite’s business, assets, financial condition, or reputation.

(f)	Borrower Processing: No borrower shall have had in his or her direct or indirect possession or control any credit, income or deposit verification document submitted to CMR with respect to any loan.

(g)	Corporate Good Standing: Ignite is a duly organized and validly existing entity that is in good standing under the applicable laws and regulations of its state of organization, all jurisdictions in which it conducts business and the United States of America. Ignite has the requisite power, authority and capacity, corporate or otherwise, to execute and deliver this Agreement and perform its obligations hereunder. At any time, with reasonable notice, CMR may require Ignite to provide copies of Ignite’s corporate or other organization documents.

(h)	No Violations of Law: Ignite’s execution and delivery of this Agreement, and performance hereunder, does not and will not violate any law, rule or regulation (federal, state or local); any order, writ, judgment, injunction, decree, determination or award; or any other agreement or instrument to which Seller is a party or by which it may be bound or affected. This warranty applies whether any of the above are presently effective or known by Ignite to become effective.

(i)	Fair Lending Statement: Ignite acknowledges that it does not discriminate against applicants on the basis of age, race, color, gender, ethnic background, national origin, religion, marital status, familial status, veteran status, handicap, sexual orientation, receipt of public assistance, because rights have been exercised under the Consumer Credit Protection Act, or any other prohibited basis.
ARTICLE IV. PERIOD OF PERFORMANCE.
     This Agreement shall be effective as of the Effective Date and its initial term shall expire on the one-year anniversary of the Effective Date unless any party gives written notice of termination to the other party at least 90 days prior to the scheduled date of expiration. If no notice of termination is given by either party, this Agreement shall be automatically renewed for successive one-year periods. Notwithstanding the foregoing, this Agreement shall be earlier terminated (x) at any time by mutual agreement of the parties, or (y) at any time by CMR or
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Ignite upon thirty (30) days’ advance written notice after an event constituting “cause” has occurred with respect to the other party. For purposes of this Agreement “cause” means a judgment by a court of competent jurisdiction that the subject party has committed fraud either against third parties or against the other party to this Agreement; the bankruptcy, insolvency or dissolution of the subject party; or the material breach of this Agreement by the subject party (that is not cured by the subject party within 30 days after receipt of written notice). Time is of the essence in the performance of the obligations under this Agreement.
ARTICLE V. MANAGEMENT.
     Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of such party’s responsibilities under this Agreement. Neither party shall have management authority over the other outside the scope and performance of this Agreement.
ARTICLE VI. CONFIDENTIAL INFORMATION.
     Ignite acknowledges and agrees that in the course of the performance of this Agreement or additional services pursuant to this Agreement, it may be given access to, or come into possession of, confidential information of CMR, which information may contain trade secrets, proprietary data or other confidential material of CMR. Ignite agrees, during the term of this Agreement, to hold in confidence and, except as provided herein, not publish or disclose to any third parties any of CMR’s Confidential Information (hereinafter defined) without the prior consent of CMR. Ignite agrees to use the same degree of care (and in any event not less than reasonable care) to safeguard the confidentiality of the Confidential Information that it uses to protect its own secret information. Ignite agrees to limit any disclosure of the Confidential Information only to those of its affiliates and its and its affiliates’ employees, managers, directors, officers and outside professional advisors who have a need to know and to advise such persons of Ignite’s obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, each party hereto agrees that any party to this Agreement (and any person or entity to which Confidential Information is disclosed by a party as permitted hereby) may disclose to (without limitation) its: (i) regulators; (ii) auditors; and (iii) persons or entities who need to know the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure.
     The term “Confidential Information” shall include all financial, marketing and other information concerning the Mortgage Loans and CMR which CMR discloses to Ignite in connection with this Agreement or otherwise. Confidential Information shall not include, and the parties agree that this Agreement is not intended to restrict use or disclosure of, any portion of such information which:
     is now or later made known to the public through no default by Ignite of its obligations under this Agreement;
     is received by Ignite from a third party provided Ignite has no actual knowledge such third party is breaching an obligation of confidentiality to CMR in providing such information to Ignite;
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     is independently developed by Ignite by persons who did not have access to Confidential Information of CMR;
     is disclosed by Ignite after receipt of written permission from CMR; or
     is required to be disclosed by law, order or regulation of a governmental agency or court of competent jurisdiction.
ARTICLE VII. NO PARTNERSHIP.
     Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between CMR and Ignite, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The parties do not contemplate a sharing of profits relating to the business of CMR or Ignite so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, the state of Delaware, Nevada or Maryland. Revenues and expenses relating to the Mortgage Loans hereunder and any activities relating thereto shall be reported separately by the parties for tax purposes. This provision does not eliminate the possibility that the parties may enter into various revenue or equity sharing agreements with regard to any Mortgage Loans that the parties may consider on a case by case basis. During the performance of any of the contemplated business activities set forth herein, CMR’s employees, if any, will not be considered employees of Ignite, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, retirement or medical benefits, worker’s compensation, industrial accident, labor or taxes of any kind.
ARTICLE VIII. TRADEMARK, TRADE NAME AND COPYRIGHTS.
     This Agreement does not give any party any ownership rights or interest in another party’s trade name, trademarks or copyrights.
ARTICLE IX. ADDITIONAL IGNITE WARRANTIES.
     Ignite represents and warrants that all Mortgage Loans submitted to CMR shall meet the following conditions, in addition to any other requirements set out in this Agreement:
(a)	Appraisers:
a.	Ignite warrants that the appraiser’s compensation was not affected by the approval or disapproval of the loan, or contingent upon returning a minimum appraised value.

b.	Ignite reserves the right to refuse appraisals from any appraiser or appraisal firm whose work has been deemed unacceptable in CMR’s sole discretionary judgment.
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(b)	Ignite shall execute all documentation required to close and fund loans to be purchased by CMR, including, if applicable, the assignment of the loans transferring and assigning to CMR all right, title and interest in and to said loans, free and clear of any and all claims, charges, defenses, offsets, demands, or encumbrances of any kind whatsoever.

(c)	The Note and Security Instrument executed in connection with a Mortgage Loan shall not be modified without CMR’s prior written permission. All documents affecting said Mortgage Loan shall be genuine and each shall be legal, valid and binding upon borrowers.

(d)	CMR may fund a Mortgage Loan and may temporarily withhold Ignite’s compensation until all funding conditions have been met.

(e)	A Mortgage Loan shall not be subject to any right of rescission, offset, counterclaim or defense, including the defense of usury.
ARTICLE X. INDEMNIFICATION.
     Each of CMR and Ignite, at its own expense, shall indemnify, defend and hold the other, its partners, members, shareholders, directors, officers, employees and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including, reasonable attorney’s fees), resulting solely and directly from the indemnifying party’s gross negligence, willful misconduct or material breach of this Agreement. Neither CMR nor Ignite shall be required hereunder to defend, indemnify or hold harmless the other or its partners, shareholders, directors, officers, employees and agents, or any of them, from any liability resulting from the gross negligence, willful misconduct or material breach of this Agreement by the party seeking indemnification or by any third party. Each of CMR and Ignite agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable.
ARTICLE XI. INTELLECTUAL PROPERTY.
     Work performed pursuant to this Agreement by either CMR or Ignite and information, materials, products and deliverables developed in connection with business endeavors pursuant to this Agreement shall be the property of the respective parties performing the work or creating the information. All underlying methodology utilized by Ignite and CMR, which was created or developed prior to the date of this Agreement and utilized in the course of performing their duties pursuant to this Agreement, shall not become the property of the other.
ARTICLE XII. GENERAL PROVISIONS.
     A. Entire Agreement. This Agreement, together with the Attachments hereto and all documents executed in connection herewith or incorporated by reference herein, constitutes the
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entire and sole agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except in writing signed by a duly authorized representative of each of the parties hereto.
     B. Conflict. In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern. Any conflicts or disputes that are not amicably settled in the due course of this business relationship shall be settled through binding arbitration, in accordance with the latest edition of rules as set forth by the American Arbitration Association, such arbitration to be held in Las Vegas, Nevada. Said rulings in arbitration shall be considered final and binding on the parties hereto and shall be enforceable in any competent United States court.
     C. Assignment and Delegation. No party shall voluntarily assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person or entity without prior express written approval of the other party, provided that, notwithstanding the foregoing, a party may assign this Agreement by operation of law to any successor to such party by merger or consolidation (without the prior consent of the other parties).
     D. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below across from such party’s name, and shall be deemed duly given upon receipt, or if by registered or certified mail three business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to CMR:	CM REIT, Inc.
1291 Galleria Drive, Suite 200
Henderson, Nevada 89014
Attention: Todd B. Parriott
Telephone: (702) 795-7930

If to IGNITE:	Ignite Funding, LLC
1291 Galleria Drive, Suite 220
Henderson, Nevada 89014
Attention: Carrie Cook
Telephone: (702) 921-5172
     E. Severability. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.
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     F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to its choice of law principles.
     G. Headings. The article and paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.
     H. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     I. Attachments. The Attachments attached hereto are made a part of this Agreement as if fully set forth herein.
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     IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

CM REIT, INC.
By:	/s/ Todd B. Parriott
Todd B. Parriott
Chief Executive Officer

IGNITE FUNDING, LLC
By:	/s/ Carrie Cook
Carrie Cook
President

2020 CAPITAL ADVISORS, LLC
By:	/s/ Todd B. Parriott
Todd B. Parriott
Chief Executive Officer

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ATTACHMENT “A”
Additional Provisions
In accordance with the provisions set forth in the foregoing Loan Origination Agreement of which this Attachment forms an integral part, it is agreed and understood between the parties as follows:
1)	Ignite is entitled to retain origination fees with respect to any Mortgage Loans funded by CMR hereunder.

2)	CMR is acquiring loans on a servicing-released basis, and Ignite shall have no right under this Agreement to service any Mortgage Loans funded by CMR hereunder. Notwithstanding the foregoing, CMR and Ignite may enter into a separate servicing agreement pursuant to which Ignite may service some or all of the Mortgage Loans funded by CMR hereunder.

ATTACHMENT “B”

Specified Materials
1.	All customary due diligence reports, documents, and analyses including, without limitation, all appraisals, title commitments and related exception documents, surveys, engineering reports, environmental reports, UCC, tax and judgment lien searches, organizational documents, construction contracts, architect’s plans and specifications, rent rolls, leases, management agreements and other material agreements, reports and analyses.
2.	All other materials, documents and information reasonably requested by CMR.
3.	Contents of a Complete Credit File, including, without limitation:
a.	Loan Application

b.	Current Credit Reports on all Principals (60-days)

c.	Fully Executed Purchase Agreement and any and all addenda, as applicable

d.	Appraisal and Valuation documents

e.	Title Documents and Reports

f.	Underwriting Approval

g.	Asset Documentation (60-days)

h.	All Disclosures

i.	Financial Information and Income Documentation